Exhibit 2.9

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of June 30, 2009, by and among: HECKMANN CORPORATION, a Delaware corporation (“Heckmann”); Heckmann Water Resources Corporation, a Texas corporation (“Buyer”) and a wholly-owned subsidiary of Heckmann; CHARIS PARTNERS, LLC, a Texas limited liability company (“Charis”); David Melton, Chris Cooper, Craig Zips, Mike Davis and Kevin Greer, the members of Charis (the “Members”); GREER EXPLORATION CORPORATION, a Louisiana corporation (“Greer”); James Greer, the sole stockholder of Greer (the “Stockholder”); SILVERSWORD L.P., Silversword II, L.P., SILVERSWORD III, L.P., SILVERSWORD IV, L.P., SILVERSWORD V, L.P., and SILVERSWORD VII, L.P., each a Texas limited partnership (collectively, “Silversword,” and together with Charis and Greer, the “Sellers” and individually, a “Seller”); Jon Hileman and James Greer, the direct or indirect owners of Silversword (the “Partners,” and, together with the Members and the Stockholder, the “Owners” and individually, an “Owner”), and amends that certain Asset Purchase Agreement (the “Agreement”) by and among Heckmann, Buyer, the Sellers and the Owners dated as of June 12, 2009.

RECITALS

A. Pursuant to the Agreement, Buyer will purchase substantially all of the assets of Silversword and Greer related to the Business (as defined in the Agreement) and 100% of the outstanding equity of Charis.

B. Pursuant to Section 10.1 of the Agreement, the parties may amend the Agreement at any time prior to the Effective Time (as defined in the Agreement) by signing an instrument in writing.

C. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

Now therefore, in accordance with the procedures for amendment of the Agreement set forth in Section 10.1 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1: AMENDMENT

1.1 Section 1.4(a) of the Agreement is deleted in its entirety and replaced with the following:

“at Closing, $17.0 million in cash less the Holdback (as defined in Section 1.12) and less the Repair Allowance (as defined in Section 1.13), which shall be payable by wire transfer of immediately available funds (the “Cash Consideration”) as follows (i) $5.0 million of the Cash Consideration shall be payable to the Members (minus the Members’ proportionate share of the Holdback and the Repair Allowance) in respect of the Charis Equity, and (ii) $12.0 million of the Cash Consideration shall be payable to Silversword (minus Silversword’s proportionate share of the Holdback and the Repair Allowance) in respect of its Purchased Assets. The Cash Consideration payable to the Members and Silversword shall be allocated among the Members and the Silversword Entities, respectively, as set forth on Schedule 1.4.”

1.2 Section 1 of the Agreement is amended by adding the following new Section 1.13:

“1.13 Repair Allowance. At the Closing, Buyer will retain $400,000 of the Cash Consideration (i.e. 29% to the Members, 71% to Silversword) (the “Repair Allowance”) as security for the agreements of Sellers set forth in Section 5.16. The Repair Allowance shall be retained and, subject to the following sentence, paid to the Members and Silversword in the same proportion as the Cash Consideration upon (a) completion of the ongoing repairs and replacement of the underground tubing or casing at the Cook and Watson wells identified on Schedule 1.1(a) and in Part 3.7(b) of the Disclosure Schedules (the “Cook and Watson Wells”), and inspection and recertification of the Cook and Watson Wells by the Texas Railroad Commission, (b) completion by Sellers at their direction and to Buyer’s reasonable satisfaction, of all corrective action recommended by SRP Environmental respecting environmental issues related to the Existing Wells, which recommendations are set forth in seven service estimates dated June 28, 2009 and delivered to Sellers by Buyer prior to Closing, and (c) delivery to Buyer by Sellers and/or Members of invoices and other documentation evidencing the cost of the repairs and remediation referred to in Sections 1.13(a) and (b) (the “Repair Costs”), which documentation must be satisfactory to Buyer. The amount of the Repair Allowance payable to the Members and Silversword pursuant to the foregoing sentence shall be reduced by an amount equal to the Repair Costs. In the event that the conditions of Sections 1.13(a), (b) and (c) have not been satisfied by Sellers or waived by Buyer prior to December 31, 2009, Buyer shall be entitled to permanently retain (x) a portion of the Repair Allowance that is equal to Buyer’s good faith estimation of the total costs that it will incur to complete the repairs and remediation referred to in Sections 1.13(a) and (b), in which case Buyer shall promptly pay the remainder of the Repair Allowance to the Members and Silversword, or (y) the entire Repair Allowance if Buyer’s good faith estimation of the total costs that it will incur to complete the repairs and remediation referred to in Sections 1.13(a) and (b) equals or exceeds the Repair Allowance.”

1.3 The words “Section 6.12” in the second to last sentence of Section 5.1 of the Agreement are deleted and replaced with the words “Section 5.16.”

1.4 Section 5 of the Agreement is amended by adding the following new Section 5.16:

“5.16 Repair of Cook and Watson Wells; Remediation of Environmental Issues. Sellers will use their best efforts to complete as soon as practicable following the Closing, but in any event, no later than August 15, 2009, the ongoing repairs and replacement of underground tubing or casing at the Cook and Watson Wells, and shall use their best efforts to complete at their direction and to Buyer’s reasonable satisfaction as soon as practicable following the Closing, but in any event, no later than September 30, 2009, all corrective action recommended by SRP Environmental respecting environmental issues related to the Existing Wells, which recommendations are set forth in seven service estimates dated June 28, 2009 and delivered to Sellers by Buyer prior to Closing.”

1.5 Section 6.12 of the Agreement is deleted in its entirety.

1.6 Section 8.1(a) of the Agreement is deleted in its entirety and replaced with the following:

“any breach or failure to satisfy any of the covenants, agreements, warranties or representations of such Seller Party contained in this Agreement, other than the covenants and agreements set forth in Section 5.16, and provided that, with respect to the representations and warranties in the second sentence of Section 3.7(b) (but only to the extent that such representations and warranties relate to the Wells, the Pipeline and related equipment), the Owners shall be deemed to make them solely as to their Knowledge.”

Section 2: MISCELLANEOUS PROVISIONS

2.1 Effectiveness. This Amendment shall become effective upon execution.

2.2 Limited Nature of Amendment. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, representations, warranties, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

HECKMANN CORPORATION

By:	/s/ Richard J. Heckmann
Name:	Richard J. Heckmann
Title:	Chief Executive Officer

HECKMANN WATER RESOURCES CORPORATION

By:	/s/ Donald G. Ezzell
Name:	Donald G. Ezzell
Title:	Vice President & General Counsel

CHARIS PARTNERS, LLC

By:	/s/ David W. Melton
Name:	David W. Melton
Title:	President

GREER EXPLORATION CORPORATION

By:	/s/ James Greer
Name:	James Greer
Title:	President

SILVERSWORD L.P. SILVERSWORD II, L.P. SILVERSWORD III, L.P. SILVERSWORD IV, L.P. SILVERSWORD V, L.P. SILVERSWORD VII, L.P.

By: Hibiscus GP, LLC, the general partner of each of the Silversword Entities

By:	/s/ Jon Hileman
Name:	Jon Hileman
Title:	Managing Member

DAVID MELTON

/s/ David Melton

CHRIS COOPER

/s/ Chris Cooper

CRAIG ZIPS

/s/ Craig Zips

MIKE DAVIS

/s/ Mike Davis

KEVIN GREER

/s/ Kevin Greer

JAMES GREER (as Stockholder and a Partner)

/s/ James Greer

JON HILEMAN

/s/ Jon Hileman